UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
June 15, 2010
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27999 (Commission File No.)	94-3038428 (I.R.S. Employer Identification No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d) Election of Directors
     The Board of Directors (the “Board”) of Finisar Corporation (the “Company”) appointed Michael C. Child to fill an existing vacancy on the Board, effective June 15, 2010. The Company’s Board consists of nine directors who are elected to staggered three-year terms. Mr. Child will serve as a director until the annual meeting of stockholders in 2012 and will serve on the Compensation Committee of the Board.
     Mr. Child has been employed by TA Associates, Inc., a private equity firm, since 1982 where he currently serves as a Managing Director. Mr. Child previously served as a director of the Company from November 1998 until October 2005. Mr. Child also serves on the board of directors of IPG Photonics, which designs and manufactures high performance fiber lasers and amplifiers. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford Graduate School of Business.
     Mr. Child will receive compensation in accordance with the Company’s independent director compensation policy adopted by the Board from time to time. The Company’s current independent director compensation policy is described in Item 8.01 of the Company’s Current Report on Form 8-K which was filed with the Securities and Exchange Commission on June 15, 2010 and is available at http://www.sec.gov. Additionally, Mr. Child will enter into the Company’s standard indemnification agreement made available to all of the Company’s directors.

Item 8.01	Other Events
     On June 17, 2010, the Company issued a press release regarding the appointment of Michael C. Child to the Company’s Board, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Finisar Corporation dated June 17, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2010
Finisar Corporation
	By:	/s/ Christopher E. Brown
Christopher E. Brown
Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press Release of Finisar Corporation dated June 17, 2010